UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SPRING BANK PHARMACEUTICALS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SPRING BANK PHARMACEUTICALS, INC.

86 South Street

Hopkinton, Massachusetts 01748

(508) 473-5993

NOTICE OF 2016 ANNUAL MEETING OF

STOCKHOLDERS

To Be Held On July 28, 2016

To our Stockholders:

NOTICE IS HEREBY GIVEN that the 2016 annual meeting of stockholders of Spring Bank Pharmaceuticals, Inc. will be held on Thursday, July 28, 2016 at 8:30 a.m., Eastern Daylight Time, at our offices located at 86 South Street, Hopkinton, Massachusetts 01748.

At the 2016 annual meeting, stockholders will consider and vote on the following matters:

1.	The election of two class I directors, each to serve for a three-year term expiring at the 2019 annual meeting of stockholders;

2.	The ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2016; and

3.	The transaction of any other business that may properly come before the 2016 annual meeting or any adjournment thereof.

Stockholders of record at the close of business on June 15, 2016 are entitled to vote at the 2016 annual meeting. If you are a stockholder of record, you may vote in one of the following ways:

•	Vote over the Internet, by going to https://www.investorvote.com/SBPH (have your proxy card in hand when you access the website);

•	Vote by Mail, by returning the enclosed proxy card (signed and dated); or

•	Vote in person at the 2016 annual meeting.

If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

We encourage all stockholders to attend the 2016 annual meeting in person. Whether or not you plan to attend the 2016 annual meeting in person, we encourage you to read the enclosed proxy statement and submit your proxy or voting instructions as soon as possible.

Thank you for your ongoing support and continued interest in Spring Bank Pharmaceuticals.

Very truly yours,

Martin Driscoll

President and Chief Executive Officer

Hopkinton, Massachusetts

June 27, 2016

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to be Held on July 28, 2016:

Our proxy statement and our 2015 annual report to stockholders are available for viewing, printing and downloading at http://ir.springbankpharm.com/.

86 South Street

Hopkinton, Massachusetts 01748

(508) 473-5993

PROXY STATEMENT

2016 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on July 28, 2016

This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the board of directors of Spring Bank Pharmaceuticals, Inc. for use at the 2016 annual meeting of stockholders of Spring Bank Pharmaceuticals, Inc. to be held on Thursday, July 28, 2016 at 8:30 a.m., Eastern Daylight Time, at our offices located at 86 South Street, Hopkinton, Massachusetts 01748, and at any adjournment thereof. You may obtain directions to the location of the 2016 annual meeting by contacting our Investor Relations department at 86 South Street, Hopkinton, Massachusetts 01748. Except where the context otherwise requires, references to “Spring Bank,” “we,” “us,” “our” and similar terms refer to Spring Bank Pharmaceuticals, Inc. and its consolidated subsidiary.

This proxy statement summarizes information about the proposals to be considered at the 2016 annual meeting and other information you may find useful in determining how to vote. The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

We are mailing this proxy statement and the enclosed proxy card to our stockholders on or about June 27, 2016.

In this mailing, we are also including copies of our annual report to stockholders for the year ended December 31, 2015, or the 2015 Annual Report.

To request printed copies of our proxy statement and the 2015 Annual Report, which we will provided free of charge to any stockholder, write to Spring Bank Pharmaceuticals, Inc., Attention: Investor Relations 86 South Street, Hopkinton, Massachusetts 01748.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q.	Why did I receive these proxy materials?

A.	Our board of directors has made these materials available to you in connection with the solicitation of proxies for use at our 2016 annual meeting of stockholders to be held at our offices located at 86 South Street, Hopkinton, Massachusetts 01748 on Thursday, July 28, 2016 at 8:30 a.m., Eastern Daylight Time. As a holder of common stock, you are invited to attend the 2016 annual meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares.

Q.	What is the purpose of the 2016 annual meeting?

A.	At the 2016 annual meeting, stockholders will consider and vote on the following matters:

1.	The election of two class I directors, each to serve for a three-year term expiring at the 2019 annual meeting of stockholders (proposal 1);

2.	The ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2016 (proposal 2); and

3.	The transaction of any other business that may properly come before the meeting or any adjournment thereof.

Q.	Who can vote at the 2016 annual meeting?

A.	To be entitled to vote, you must have been a stockholder of record at the close of business on June 15, 2016, the record date for our 2016 annual meeting. There were 7,757,734 shares of our common stock outstanding and entitled to vote at the 2016 annual meeting as of the record date.

Q.	How many votes do I have?

A.	Each share of our common stock that you own as of the record date will entitle you to one vote on each matter considered at the 2016 annual meeting.

Q.	How do I vote?

A.	If you are the “record holder” of your shares, meaning that your shares are registered in your name in the records of our transfer agent, Computershare Trust Company, N.A., you may vote your shares at the meeting in person or by proxy as follows:

(1)	Over the Internet: You may vote over the internet by following the instructions provided in the proxy card. If you vote over the internet, you do not need to complete and mail a proxy card.

(2)	By Mail: You may vote by mail by marking, dating, signing and mailing the proxy card in the envelope provided. If you vote by mail, you do not need to vote over the internet.

(3)	In Person at the Meeting: If you attend the 2016 annual meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

Your proxy will only be valid if you complete and return the proxy card or vote over the internet at or before the 2016 annual meeting. The persons named in the proxy card will vote the shares you own in accordance with your instructions on your proxy card or in your vote over the internet. If you return the proxy card or vote over the internet, but do not give any instructions on a particular matter described in this proxy statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors.

If your shares are held in “street name,” meaning they are held for your account by an intermediary, such as a broker, then although you are deemed to be the beneficial owner of your shares, the broker that actually holds the shares for you is the record holder and is required to vote the shares it holds on your behalf according to your instructions. The proxy materials, as well as voting and revocation instructions, should have been forwarded to you by the broker that holds your shares. In order to vote your shares, you will need to follow the instructions that your broker provides you. Many brokers solicit voting instructions over the internet.

If you do not give instructions to your broker, it will still be able to vote your shares with respect to certain “discretionary” items. For instance, the ratification of the appointment of RSM US LLP as our independent registered public accounting firm (proposal 2) is considered a discretionary item. Accordingly, your broker may vote your shares in its discretion with respect to that matter even if you do not give instructions.

However, under applicable stock exchange rules that regulate voting by registered brokerage firms, the election of our nominees to serve as class I directors (proposal 1) is not considered to be discretionary items. Accordingly, if you do not give voting instructions on this proposal, your broker may not vote your shares with respect to this matter and your shares will be counted as “broker non-votes” with respect to this proposal. A “broker non-vote” occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have or did not exercise discretionary authority to vote on the matter and has not received voting instructions from its clients.

Regardless of whether your shares are held in street name, you are welcome to attend the meeting. You may not vote shares held in street name in person at the meeting, however, unless you obtain a proxy, executed in your favor, from the holder of record (i.e., your broker).

Q.	Can I change my vote?

A.	If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the vote is taken at the 2016 annual meeting. To do so, you must do one of the following:

(1)	Vote over the internet as instructed above. Only your latest internet vote is counted.

(2)	Sign and return a new proxy card. Only your latest dated proxy card will be counted.

(3)	Attend the 2016 annual meeting and vote in person as instructed above. Attending the 2016 annual meeting will not alone revoke your internet vote or proxy card submitted by mail, as the case may be.

(4)	Give our corporate secretary written notice before or at the meeting that you want to revoke your proxy.

If your shares are held in “street name,” your bank or brokerage firm should provide you with instructions for changing your vote.

Q.	How many shares must be represented to have a quorum and hold the 2016 annual meeting?

A.

A majority of our shares of common stock outstanding at the record date must be present in person or represented by proxy to hold the 2016 annual meeting. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the internet or by completing and submitting a proxy by mail, or that are represented in person at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. In addition, broker non-votes count as present for establishing a quorum but will not be counted as votes cast. If a quorum is not present, we expect to adjourn the 2016 annual meeting until we obtain a quorum.

Q.	What vote is required to approve each matter and how are votes counted?

A.	Proposal 1—Elect Class I Directors

A nominee will be elected as a director at the 2016 annual meeting if the nominee receives a plurality of the votes cast “for” the applicable seat on the board of directors.

Proposal 2—Ratification of the Appointment of Independent Registered Public Accounting Firm

The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter is required for the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ended December 31, 2016.

Shares which abstain from voting and “broker non-votes” with respect to a matter will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on the proposals referenced above.

Q.	How does the board of directors recommend that I vote on the proposals?

A.	Our board of directors recommends that you vote:

FOR the election of the two nominees to serve as class I directors, each for a three-year term; and

FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2016.

Q.	Are there other matters to be voted on at the 2016 annual meeting?

A.	We do not know of any matters that may come before the 2016 annual meeting other than the election of our class I directors and the ratification of the appointment of our independent registered public accounting firm. If any other matters are properly presented at the 2016 annual meeting, the persons named in the enclosed proxy card intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q.	Where can I find the voting results?

A.	We plan to announce preliminary voting results at the 2016 annual meeting and will report final voting results in a Current Report on Form 8-K filed with the Securities and Exchange Commission, or SEC, within four business days following our 2016 annual meeting.

Q.	What are the costs of soliciting these proxies?

A.	We will bear the costs of soliciting proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person without additional compensation. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

Q.	Are annual meeting materials householded?

A.	Some brokers and other nominee record holders may be “householding” our proxy materials. This means that only a single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received. We will promptly deliver a separate copy of the proxy materials to you if you call or write us at our principal executive offices, 86 South Street, Hopkinton, Massachusetts, Attn: Investor Relations, telephone: (508) 473-5993. In the future, if you want to receive separate copies of the proxy materials, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your broker, or you may contact us at the above address and telephone number.

Q.	What are the implications of being an “emerging growth company”?

A.	We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an emerging growth company until the earliest of the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; the last day of the fiscal year following the fifth anniversary of the date of the completion of our initial public offering; the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of June 6, 2016, except as otherwise indicated, for:

•	each of our directors;

•	each of our named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of our common stock subject to options and warrants that are currently exercisable or exercisable within 60 days of June 6, 2016. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Spring Bank Pharmaceuticals, Inc., 86 South Street, Hopkinton, MA 01748. Beneficial ownership representing less than one percent of our outstanding common stock is denoted with an “*.”

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5%+ Stockholders:
Peter Lacaillade Jr.(1)	687,700	8.9%
Kurt Eichler(2)	548,154	7.1%
BioHEP Technologies Ltd.(3)	512,500	6.5%
Douglas Jensen(4)	489,062	6.3%
R.P. “Kris” Iyer, PhD(5)	485,937	6.3%

Other Directors and other Named Executive Officers:
Martin Driscoll	12,500	*
Jonathan Bates(6)	151,756	2.0%
Nezam Afdhal(7)	56,250	*
David Arkowitz(8)	22,500	*
Jonathan Freve(9)	17,187	*
All Current Directors and Officers as a Group (7 persons)(10)	1,294,284	16.5%

(1)	Consists of (i) 321,938 shares of common stock held by The E. Burke Ross, Jr. Descendants’ GST Insurance Trust, over which Mr. Lacaillade, as trustee, has sole voting and investment power, (ii) 350,000 shares of common stock held by The E. Burke Ross, Jr. Descendants’ GST Investment Trust 2014, over which Mr. Lacaillade, as trustee, has sole voting and investment power and (iii) 15,762 shares of common stock held by the Olivia Lutz Insurance Trust 2014, over which Mr. Lacaillade as a trustee, has shared voting and investment power. The principal business address for The E. Burke Ross, Jr. Descendants’ GST Insurance Trust and The E. Burke Ross, Jr. Descendants’ GST Investment Trust 2014 is c/o JDJ Family Office Services, PO Box 962409, Boston, MA 02196. The principal business address for the Olivia Lutz Insurance Trust 2014 is c/o ADEC Private Equity Investments LLC, 172 S. Ocean Blvd., Palm Beach, FL 33480.

(2)	Consists of (i) 423,990 shares held by Kurt Eichler and 5,000 shares of common stock issuable upon the exercise of options held by Mr. Eichler exercisable within 60 days after June 6, 2016 and (ii) 119,164 shares of our common stock held by Mr. Eichler’s children.
(3)	Consists of (i) 387,500 shares of common stock and (ii) warrants to purchase 125,000 shares of common stock. BioHEP’ board of directors has voting and dispositive control over the shares held by BioHEP. The members of the BioHEP board of directors are Bruce Schmidt, Donald Gordon and Chester Shynkaryk. Because the board of directors acts by consensus and majority approval, none of the members of BioHEP’s board of directors has individual voting or investment power with respect to such shares. The principal business address of BioHEP Technologies Ltd. is Unit 1320, 885 W. Georgia Street, Vancouver, BC, V6C 3E8, Canada.
(4)	Consists of 470,312 shares of our common stock held by Douglas Jensen and 18,750 shares of common stock issuable upon the exercise of options exercisable within 60 days after June 6, 2016.
(5)	Consists of 481,250 shares of common stock held by R. P. Iyer and 4,687 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 6, 2016.
(6)	Consists of 141,756 shares held by Jonathan Bates and 10,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after June 6, 2016.
(7)	Consists of 31,250 shares held by Nezam Afdhal and 25,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 6, 2016.
(8)	Consists of 12,500 shares held by David Arkowitz and 10,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after June 6, 2016.
(9)	Consists of 17,187 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 6, 2016.
(10)	Consists of (i) 1,222,410 shares of common stock and (ii) 71,874 shares of common stock issuable upon the exercise of options exercisable within 60 days after June 6, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. We were not subject to these requirements until our initial public offering in May 2016.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees for Directors

Our board of directors is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently two class I directors (Jonathan Bates and Kris Iyer), whose terms expire at this 2016 annual meeting of stockholders; two class II directors (Kurt Eichler and David Arkowitz), whose terms expire at the 2017 annual meeting; and one class III director (Martin Driscoll), whose term expires at the 2018 annual meeting.

Our board of directors, on the recommendation of our nominating and corporate governance committee, has nominated Jonathan Bates and Kris Iyer for election as class I directors at the 2016 annual meeting. The persons named in the enclosed proxy card will vote to elect Mr. Bates and Dr. Iyer to our board of directors unless you indicate that you withhold authority to vote for the election of either or both of the nominees. Each Class I director will be elected to hold office until our 2019 annual meeting of stockholders and until his respective successor is elected and qualified or until his respective earlier resignation, death or removal. Each of the nominees is presently a director, and each has indicated a willingness to serve as a director, if elected. If a nominee becomes unable or unwilling to serve, however, the persons acting under the proxy may vote for substitute nominees selected by the board of directors.

Information about our Directors

Below are the names, ages and certain other information for each member of our board as of June 6, 2016, including the nominees for election as class I directors. There are no familial relationships among any of our directors, nominees for director or executive officers. In addition to the detailed information presented below for each of our directors, we also believe that each of our directors is qualified to serve on our board and has the integrity, business acumen, knowledge and industry experience, diligence, freedom from conflicts of interest and the ability to act in the interests of our stockholders.

Name	Age	Position
Martin Driscoll	57	President, Chief Executive Officer and Chairman
R. P. “Kris” Iyer, Ph.D.	67	Chief Scientific Officer and Director
David Arkowitz(1)(2)	54	Director
Jonathan Bates(1)(3)	56	Director
Kurt M. Eichler(1)(2)(3)	58	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Nominees for Election as Class I Directors:

Jonathan Bates has been a member of our board of directors since 2008 and served as our Secretary and Treasurer from 2008 to 2015. He has been a Managing Director of Altexa, Inc., a company that develops international and domestic businesses across industry sectors from energy to international trade, since 2005. Mr. Bates is also the founder of HB Financial Services, Inc., a financial services company. We believe that Mr. Bates is qualified to serve on our board of directors because he has worked extensively on behalf of companies with investment banks, public relations firms and broker-dealers to help these companies achieve their expansion goals.

R. P. “Kris” Iyer, PhD is one of our founders and has been our chief scientific officer and a member of our board of directors since our inception in 2002. Dr. Iyer was co-founder and VP of Discovery at Origenix

Technologies, Inc., a clinical-stage biotech company, from 1998 to 2002. From 1993 to 1998, Dr. Iyer was a Senior Scientist and Associate Director of the Discovery Group at Hybridon, Inc. (now known as Idera Pharmaceuticals, Inc.). Previously, Dr. Iyer was a Professor of Medicinal Chemistry at the University of Bombay, a Visiting Scientist at the University of Texas, M. D. Anderson Cancer Center and a Visiting Scientist at the Center for Biologics Evaluation and Research at FDA/NIH. Dr. Iyer received his BS, with honors, in chemistry and physics, his BS degrees in the Technology of Pharmaceuticals and Fine Chemicals and his MS in Medicinal and Pharmaceutical Chemistry from the University of Bombay. He received a PhD degree in Pharmaceutical Sciences from the University of the Pacific in Stockton, California and carried out postdoctoral work at the Oak Ridge National Laboratory and at Johns Hopkins University. We believe that Dr. Iyer is qualified to serve on our board of directors because of his decades of experience in biotechnology and research.

Directors Continuing in Office:

Class II Directors

Kurt M. Eichler has been a member of our board of directors since July 2015. Since his retirement from LCOR, Inc. in October 2013, Mr. Eichler has been self-employed in several real estate related investment and development ventures. Mr. Eichler worked in several management and executive capacities at LCOR from 1982 through his retirement in 2013, most recently as Executive Vice President and Principal. From 1979 to 1982, Mr. Eichler worked at Merrill Lynch Hubbard Inc. in the Real Estate Debt and Equity Finance Group. Mr. Eichler previously served on the board of directors of two privately held start-up companies, Dara Biosciences, Inc. and MiMedx Group, Inc., and currently serves on the board of directors of Maia Yogurt. Mr. Eichler holds a BS in Business Administration from the University of Wyoming. We believe that Mr. Eichler is qualified to serve on our board of directors because he brings decades of business, operational and board of director experience, including 31 years at LCOR and service on the board of several biotechnology start-up companies.

David Arkowitz has been a member of our board of directors since January 2014. Mr. Arkowitz has served as Chief Operating Officer and Chief Financial Officer of Visterra, Inc., a biotechnology company, since September 2013. Prior to joining Visterra, he served as Chief Financial Officer and General Manager at Mascoma Corporation, which was acquired by Lallemand, Inc., a bioconversion company, from June 2011 to September 2013. From April 2007 to May 2011, Mr. Arkowitz was Executive Vice President, Chief Financial Officer and Chief Business Officer of AMAG Pharmaceuticals, a specialty pharmaceutical company. Prior to his tenure at AMAG, he served as Chief Financial Officer and Treasurer of Idenix Pharmaceuticals, Inc., which was acquired by Merck & Co., a biopharmaceutical company. Earlier in his career, he spent more than thirteen years at Merck & Co. including as Vice President and Controller of the U.S. Human Health division and as Controller of the Global Research and Development division. Mr. Arkowitz served on the board of directors of Aegerion Pharmaceuticals, Inc. from 2007 to 2009 and ImpactRx Inc. from 2005 to 2009. Mr. Arkowitz has a BA in Mathematics from Brandeis University and an MBA in Finance from Columbia University Business School. We believe that Mr. Arkowitz is qualified to serve on our board of directors because he brings more than 20 years of finance and operations leadership experience in the healthcare, life sciences and biotechnology industries.

Class III Director

Martin Driscoll has been our president, chief executive officer and director since August 2015 and in September 2015, Mr. Driscoll was appointed chairman of the board of directors. From October 2010 until July 2015, he served as Chief Executive Officer of Asmacure Ltée, a venture-backed clinical-stage biopharmaceutical company, which was acquired by a privately held Canadian life sciences company in July 2015. Prior to Asmacure, from March 2008 until July 2010, Mr. Driscoll was the Chief Executive Officer and a director of Javelin Pharmaceuticals, Inc., a publicly traded developer of acute care pain products that was acquired in July 2010 by Hospira, Inc. Prior to that, he served in various senior management roles at Schering-Plough Corporation, ViroPharma, Inc. and Reliant Pharmaceuticals, Inc. In 2007, Mr. Driscoll co-founded Pear Tree

Pharmaceuticals, Inc., a privately held developer of women’s healthcare products. He serves on the board of directors of MetaStat, Inc., a publicly traded company, and Asmacure Inc., a privately held company, and previously served on the board of directors of two publicly traded companies: Javelin Pharmaceuticals, Inc. and Genta, Inc., and two privately held companies: Asmacure Ltée and Pear Tree Pharmaceuticals, Inc. Mr. Driscoll holds a B.Sc. in communications from the University of Texas at Austin. We believe that Mr. Driscoll is qualified to serve on our board of directors because of his service as our president and chief executive officer and his experience in the biotechnology industry.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF JONATHAN BATES AND KRIS IYER TO SERVE AS CLASS I DIRECTORS.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed the firm of RSM US LLP, an independent registered public accounting firm, as independent auditors for the year ending December 31, 2016. Although stockholder approval of our audit committee’s appointment of RSM US LLP is not required by law, our board believes that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the 2016 annual meeting, our audit committee will reconsider whether to retain RSM US LLP. If the selection of RSM US LLP is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of our company and our stockholders.

Representatives of RSM US LLP are expected to be present at the 2016 annual meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders.

Audit Fees and Services

Audit and other fees billed to us by RSM US LLP for the years ended December 31, 2015 and 2014 are as follows:

	2015	2014
Audit Fees(1)	$339,040	$127,452
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total Fees for Services Provided	$339,040	$127,452

(1)	Audit fees include fees billed for professional services performed by RSM US LLP for the audit of our annual consolidated financial statements, the review of interim consolidated financial statements, and related services that are normally provided in connection with registration statements, including the registration statement for our initial public offering.
(2)	Audit-related fees may consist of fees billed by an independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. There were no audit-related fees for the years ended December 31, 2015 or 2014.
(3)	Tax fees may consist of fees for professional services, including tax consulting and compliance performed by an independent registered public accounting firm. There were no tax fees for the years ended December 31, 2015 or 2014.
(4)	All other fees include fees billed for other services rendered not included within audit fees, audit-related fees or tax fees. There were no other fees for the years ended December 31, 2015 or 2014.

The audit committee has adopted a formal policy concerning approval of audit and non-audit services to be provided to the Company by its independent registered public accounting firm, RSM US LLP. The policy requires that all services to be provided RSM US LLP, including audit services and permitted audit-related and non-audit services, must be by preapproved by the audit committee, provided that de minimis non-audit services may instead be approved in accordance with applicable SEC rules. The board of directors has preapproved all audit and non-audit services provided by RSM US LLP since the adoption of such policy.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF RSM US LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2016.

AUDIT COMMITTEE REPORT

The audit committee has reviewed Spring Bank Pharmaceuticals’ audited financial statements for the year ended December 31, 2015 and discussed them with the company’s management and the company’s registered public accounting firm, RSM US LLP.

The audit committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by Auditing Standard No. 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB.

The audit committee has received the written disclosures and the letter from RSM US LLP required by applicable requirements of the PCAOB regarding RSM US LLP’s communications with the audit committee concerning independence, and has discussed with the company’s registered public accounting firm their independence.

By the audit committee of the board of directors of Spring Bank Pharmaceuticals, Inc.

David Arkowitz

Jonathan Bates

Kurt Eichler

CORPORATE GOVERNANCE

General

Our board of directors believes that good corporate governance is important to ensure that we are managed for the long-term benefit of stockholders. This section describes key corporate governance guidelines and practices that our board of directors has adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the “Corporate Governance” section of our website, www.springbankpharm.com.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of the company and our stockholders. These guidelines, which provide a framework for the conduct of our board of directors’ business, provide that:

•	our board of directors’ principal responsibility is to oversee the management of the company;

•	a majority of the members of our board of directors shall be independent directors;

•	the independent directors meet at least twice a year in executive session;

•	directors have full and free access to officers and employees;

•	the board and each committee of the board have the power to hire and consult with independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the nominating and corporate governance committee shall oversee a self-evaluation of the board of directors to determine whether it and its committees are functioning effectively.

Board Leadership Structure

Our corporate governance guidelines do not indicate a particular board structure, and our board is given the flexibility to select its chairman and our chief executive officer in the manner that it believes is in the best interests of our stockholders. Accordingly, the positions of chairman and the chief executive officer may be filled by either one individual or two individuals. The board has not separated the positions of chairman and chief executive officer. Both positions are currently held by Mr. Driscoll.

The board believes that this structure serves us well by creating a critical link between management and the board, enabling the board to perform its oversight function with the benefits of management’s perspectives on the business, facilitating communication between the board and our senior management, and providing the board with direct oversight of our business and affairs. The board believes that combining the positions of chairman and chief executive officer provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, the board believes that a combined chairman/chief executive officer is better positioned to act as a bridge between management and the board, facilitating the regular flow of information. Moreover, separating the positions of chairman and chief executive officer has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken our ability to develop and implement strategy.

Director Independence

Rule 5605 of the Nasdaq Listing Rules requires a majority of a listed company’s board of directors to be comprised of independent directors. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent under the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an

“independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. In order to be considered independent for purposes of Rule 10C-1, the board must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director; and whether the director is affiliated with the company or any of its subsidiaries or affiliates.

In June 2016, our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that each of our directors, with the exception of Martin Driscoll and Kris Iyer, is an “independent director” as defined under Rule 5606(a)(2) of the Nasdaq Listing Rules. Our board of directors determined that David Arkowitz, Jonathan Bates and Kurt Eichler, who comprise our audit committee, and Kurt Eichler and David Arkowitz, who comprise our compensation committee, satisfy the independence standards for such committees established by the SEC and the Nasdaq Listing Rules, as applicable. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board and Committee Meetings

Our board of directors held seven meetings during 2015. During 2015, each of the directors then in office attended at least 75% of the aggregate of all meetings of the board of directors and all meetings of the committees of the board of directors on which such director then served. Continuing directors and nominees for election as directors in a given year are expected to attend the annual meeting of stockholders. This is our first annual meeting of stockholders since we became a public company in May 2016.

We have established an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees operates under a charter that has been approved by our board of directors. A copy of each charter can be found under the “Corporate Governance” section of our website at www.springbankpharm.com. Members will serve on these committees until their resignation or as otherwise determined by our board of directors.

Audit Committee

David Arkowitz, Jonathan Bates and Kurt Eichler, each of whom is a non-employee member of our board of directors, comprise our audit committee. David Arkowitz is the chair of our audit committee. Our board of directors has determined that David Arkowitz, Jonathan Bates and Kurt Eichler satisfy the requirements for independence under Rule 10A-3 promulgated under the Exchange Act. Our board of directors has determined that Mr. Arkowitz qualifies as an “audit committee financial expert,” as defined in the SEC rules, and satisfies the financial sophistication requirements of the Nasdaq Stock Market. Our audit committee held two meetings during 2015.

The audit committee is responsible for, among other things:

•	appointing, overseeing, and if need be, terminating any independent auditor;

•	assessing the qualification, performance and independence of our independent auditor;

•	reviewing the audit plan and pre-approving all audit and non-audit services to be performed by our independent auditor;

•	reviewing our financial statements and related disclosures;

•	reviewing the adequacy and effectiveness of our accounting and financial reporting processes, systems of internal control and disclosure controls and procedures;

•	reviewing our overall risk management framework;

•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls, or audit matters;

•	reviewing and discussing with management and the independent auditor the results of our annual audit, reviews of our quarterly financial statements and our publicly filed reports;

•	reviewing and approving related person transactions; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

Our audit committee operates under a written charter adopted by our board of directors, which satisfies the applicable rules and regulations of the SEC and the applicable listing standards of the Nasdaq Stock Market.

Compensation Committee

David Arkowitz and Kurt Eichler, each of whom is a non-employee member of our board of directors, comprise our compensation committee. Kurt Eichler is the chair of our compensation committee. Our board of directors has determined that David Arkowitz and Kurt Eichler meet the requirements for independence under the rules of the Nasdaq Stock Market and the Exchange Act. Our compensation committee held four meetings during 2015.

The compensation committee is responsible for, among other things:

•	reviewing the elements and amount of total compensation for all executive officers;

•	formulating and recommending any proposed changes in the compensation of our chief executive officer for approval by the board;

•	reviewing and approving any changes in the compensation for executive officers, other than our chief executive officer;

•	administering our equity compensation plans;

•	reviewing annually our overall compensation philosophy and objectives, including compensation program objectives, target pay positioning and equity compensation; and

•	preparing the compensation committee report that the SEC will require in our annual proxy statement.

Our compensation committee operates under a written charter adopted by our board of directors, which satisfies the applicable rules and regulations of the SEC and the applicable listing standards of the Nasdaq Stock Market.

Nominating and Corporate Governance Committee

Jonathan Bates and Kurt Eichler, each of whom is a non-employee member of our board of directors, comprise our nominating and corporate governance committee. Jonathan Bates is the chair of our nominating and corporate governance committee. Our nominating and corporate governance committee began holding meetings in 2016.

The nominating and corporate governance committee will be responsible for, among other things:

•	evaluating and making recommendations regarding the composition, organization and governance of our board of directors and its committees;

•	identifying, recruiting and nominating director candidates to the board if and when necessary;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and

•	reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the audit committee.

Our nominating and corporate governance committee operates under a written charter adopted by our board of directors, which satisfies the applicable rules and regulations of the SEC and the applicable listing standards of the Nasdaq Stock Market.

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and our board of directors.

In considering whether to recommend any particular candidate for inclusion in our board’s slate of recommended director nominees, our nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines. Consistent with these criteria, our nominating and corporate governance committee expects every nominee to have the following attributes or characteristics: integrity, business acumen, good judgment, and a commitment to understand our business and industry. We also value experience on other public company boards of directors and board committees.

The biography for each of the director nominees included herein indicate each nominee’s experience, qualifications, attributes and skills that led our nominating and corporate governance committee and our board of directors to conclude each such director should continue to serve as a director of our company. Our nominating and corporate governance committee and our board of directors believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and the nominees as a group possess the skill sets and specific experience desired of our board of directors as a whole.

Our nominating and corporate governance committee does not have a policy (formal or informal) with respect to diversity, but believes that our board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. In this regard, the committee also takes into consideration the value of diversity (with respect to gender, race and national origin) of our board members. The committee does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

Stockholders may recommend individuals to our nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials, and information with respect to the stockholder or group of stockholders making the recommendation, including the number of shares of common stock owned by such stockholder or group of stockholders, as well as other information required by our bylaws. Such recommendations shall be sent to Corporate Secretary, Spring Bank Pharmaceuticals, Inc., 86 South Street, Hopkinton, Massachusetts 01748. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the committee or our board of directors, by following the procedures set forth under the heading “Stockholder Proposals” in this proxy statement.

Communications from Stockholders

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of our nominating and corporate governance committee, with the advice and assistance from our legal counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the board considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our board of directors should address such communications to Board of Directors, Spring Bank Pharmaceuticals, 86 South Street, Hopkinton, Massachusetts 01748.

Oversight of Risk

Our board of directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our board of directors and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our board of directors oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; our audit committee oversees risk management activities related to financial controls and legal and compliance risks; our compensation committee oversees risk management activities relating to our compensation policies and practices; and our nominating and corporate governance committee oversees risk management activities relating to board of directors composition and management succession planning. Each committee reports to the full board of directors on a regular basis, including reports with respect to the committee’s risk oversight activities, as appropriate. In addition, since risk issues often overlap, committees from time to time request that the full board of directors discuss particular risks.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer and our other executive and senior financial officers. The full text of our code of business conduct and ethics is available on the investor relations page on our website. We intend to post any amendment to our code of business conduct and ethics, and any waivers of such code for directors and executive officers, on our website or in filings under the Exchange Act.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or the board of directors (or other board committee performing equivalent functions) of any entity that has one or more executive officers who serve on our compensation committee or our board of directors.

Non-Employee Director Compensation

Our board of directors adopted a formal non-employee director compensation policy that became effective on May 1, 2016. This policy is designed to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.

Under our non-employee director compensation program, we pay our non-employee directors retainers in cash. Each non-employee director receives a cash retainer for service on the board of directors and for service on each committee on which the director is a member. The chairmen of each committee receive higher retainers for such service. These fees are paid quarterly in arrears. The fees paid to non-employee directors for service on the board of directors and for service on each committee of the board of directors on which the director was a member are as follows:

	Member Annual Fee	Chairman Annual Fee
Board of Directors	$35,000	$30,000	(1)
Audit Committee	$7,500	$15,000
Compensation Committee	$5,000	$10,000
Nomination and Corporate Governance Committee	$3,750	$7,500

(1)	The chairman of our board only receives an additional retainer for such service if he or she is a non-employee director.

Our non-employee director compensation program includes a stock-for-fees policy, under which directors have the right to elect to receive common stock in lieu of cash fees. These shares of common stock are issued under our 2015 Stock Incentive Plan. The number of shares issued to participating directors is determined on a quarterly basis by dividing the cash fees to be paid through the issuance of common stock by the fair market value of our common stock, which is the closing price of our common stock on the first business day of the quarter following the quarter in which the fees are earned. All of our directors have elected to receive shares of our common stock in lieu of cash fees for 2016.

Under our non-employee director compensation program, upon their initial election to the board of directors, new non-employee directors receive an initial option grant to purchase 11,000 shares of our common stock, which will vest in equal monthly installments over a term of three years so long as such person continues to serve as a director. All non-employee directors receive an annual option grant to purchase 5,500 shares of our common stock, which will vest in equal monthly installments over a term of one year so long as such person continues to serve as a director. The annual grants are made on the date of our annual meeting of stockholders. These options are granted under our 2015 Stock Incentive Plan with exercise prices equal to the fair market value of our common stock, which is the closing price of our common stock, on the date of grant and will become immediately exercisable in full if there is a change in control of our company.

We also reimburse our non-employee directors for reasonable travel and other expenses incurred in connection with attending board of director and committee meetings.

Prior to May 2016, we did not have a formal non-employee director compensation policy. Each of our non-employee directors was paid an annual retainer of $30,000 for service on our board of directors. Prior to the election of Mr. Driscoll, our chairman was paid an annual retainer of $50,000. In addition, effective July 1, 2015, each of our non-employee directors who served on a committee received an additional annual retainer of $7,500 per committee on which he served.

On May 14, 2014, we granted an award of 12,500 shares of our common stock to David Arkowitz in connection with him joining our board. The stock was fully vested upon grant. On March 31, 2015, we granted each of our non-employee directors options to purchase 10,000 shares of our common stock at an exercise price of $9.28 per share, and on August 20, 2015, upon his election to our board, we granted Kurt Eichler options to purchase 5,000 shares of our common stock at an exercise price of $12.88 per share. In each case, such options were granted pursuant to our 2014 Stock Incentive Plan, or the 2014 Plan. Each of the options granted to Mr. Arkowitz, Mr. Bates and Guy Macdonald was vested as to 37.5% of the shares upon grant, vested as to an additional 6.25% of the original number of shares each month thereafter, and were vested in full on January 1, 2016. The option granted to Mr. Eichler was vested as to 31.25% of the shares upon grant and vests as to an additional 6.25% of the original number of shares each month thereafter, vesting in full on July 1, 2016. The vesting of the option granted to Mr. Macdonald, our former chairman of the board who resigned in September 2015, was accelerated in full and the exercise period was extended in connection with his resignation.

2015 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		All Other Compensation ($)		Total ($)
David Arkowitz	41,250	63,600		—		104,850
Jonathan Bates	41,250	63,600		56,250	(2)	161,100
Kurt M. Eichler(3)	15,000	44,200		—		59,200
Guy Macdonald(4)	45,000	91,600	(5)	—		136,600

(1)	Amounts listed represent the aggregate fair value amount computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 7, Stockholders’ Equity, to our consolidated financial statements included in Amendment No. 4 to Form S-1 Registration Statement filed with the SEC on April 27, 2016.
(2)	Mr. Bates earned consulting fees in the amount of $56,250 in 2015 pursuant to his consulting agreement as described in the section entitled “Agreements with Directors” below.
(3)	Mr. Eichler joined our board of directors in July 2015.
(4)	Mr. Macdonald served as chairman of our board of directors from March 2010 until his resignation in September 2015.
(5)	Mr. Macdonald’s option award was modified in connection with his resignation. As a result of this modification, this amount includes both the grant date fair value of his option award as well as the incremental value associated with the modification.

Agreements with Directors

Mr. Bates received his consulting fees under a consulting agreement with us originally entered into on January 1, 2013. Under the consulting agreement, Mr. Bates provided management and operations support and advised us on financial matters, investor relations and communications and corporate development initiatives, and received fees of $6,250 per month. In November 2015, the consulting agreement was terminated.

Executive Officers of Spring Bank

The following table sets forth the names, ages and positions of our executive officers as of June 6, 2016:

Name	Age	Position
Martin Driscoll*	57	President, Chief Executive Officer and Chairman
R. P. “Kris” Iyer, Ph.D.*	67	Chief Scientific Officer and Director
Nezam H. Afdhal, MD	59	Chief Medical Officer
Jonathan Freve	38	Chief Financial Officer

*	Mr. Driscoll and Dr. Iyer are members of our board of directors. See “Proposal 1—Election of Directors—Directors Continuing in Office” for more information about Mr. Driscoll and Dr. Iyer.

Nezam H. Afdhal, MD has been our chief medical officer since November 2015 and served as a consultant to us from early 2011 to November 2015. Dr. Afdhal has served as a Senior Physician in Hepatology at the Beth Israel Deaconess Medical Center since January 2015 and served as Chief of Hepatology from January 2000 to December 2014. Dr. Afdhal has also served as a Professor of Medicine at Harvard Medical School since 2000. Dr. Afdhal serves on the scientific advisory board of multiple pharmaceutical companies, including Gilead Sciences, Inc., GlaxoSmithKline Plc, Bristol Myers Squibb Company and Novartis Pharmaceuticals. Dr. Afdhal received his MB BCh degree in 1981 from the Royal College of Surgeons in Ireland and did fellowship training at University College in Dublin and at Boston University School of Medicine.

Jonathan Freve, CPA has been our chief financial officer, treasurer and secretary since January 2015. From March 2014 to November 2014, he served as the Senior Director of Finance of Santaris Pharma A/S, which was acquired by F. Hoffmann-LaRoche Ltd., a biotechnology company. Prior to Santaris, Mr. Freve was the Controller of Brookfield Renewable Energy Partners, L.P., a company that owns, operates and develops renewable power generation facilities, from April 2011 to March 2014. Mr. Freve served as Corporate Controller of Virtusa Corporation, an information technology consulting company, from October 2007 to April 2011. Mr. Freve began his career at the FASB and PricewaterhouseCoopers, where he worked in the audit and transaction services practices. Mr. Freve is a certified public accountant in the Commonwealth of Massachusetts and holds a BBA in accounting from the University of Massachusetts Amherst.

TRANSACTIONS WITH RELATED PERSONS

The following describes transactions since January 1, 2015 to which we have been a party and in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, or beneficial holders of more than 5% of our voting securities, or their affiliates or immediate family members, had or will have a direct or indirect material interest.

We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unrelated third parties. Compensation arrangements for our directors and named executive officers are described in “Corporate Governance—Director Compensation” and “Executive Compensation.”

Common Stock Financing

In February 2015, we sold 840,479 shares of our common stock at a purchase price of $12.00 per share for an aggregate purchase price of $10.1 million. The following table sets forth the number of shares purchased by our directors, executive officers and holders of more than 5% of our voting securities, and affiliates or immediate family members of our directors, executive officers and holders of more than 5% of our voting securities, as well as the purchase price of such shares.

Name	Shares of Common Stock	Purchase Price
Peter Lacaillade Jr.(1)	100,000	$1,200,000
E. Burke Ross(2)	22,916	$274,998
Brian Thebault(3)	175,000	$2,100,000

(1)	Consists of 100,000 shares of common stock purchased by The E. Burke Ross Jr. Descendants’ GST Investment Trust 2014. Mr. Lacaillade, as the trustee of The E. Burke Ross Jr. Descendants’ GST Investment Trust 2014, has sole voting and investment power over the shares.
(2)	Consists of 22,916 shares of common stock purchased by The E. Burke Ross, Jr. Revocable Trust. Mr. Burke, as trustee of The E. Burke Ross, Jr. Revocable Trust, has sole voting and investment power over the shares.
(3)	Consists of 175,000 shares of common stock purchased by Hilltop III, LLC. Mr. Thebault, as manager of Hilltop III, LLC has sole voting and investment power over the shares.

Initial Public Offering

In May 2016, certain of our directors, executive officers and holders of more than 5% of our voting securities purchased shares in our initial public offering at the initial public offering price. The number of shares that each of our directors, executive officers and holders of more than 5% of our voting securities purchased and the aggregate purchase price paid for such shares is set forth in the table below.

Name	Shares of Common Stock	Purchase Price
Martin Driscoll	12,500	$150,000
Kurt Eichler	41,666	$499,992
Peter Lacaillade Jr.(1)	173,333	$2,079,996
E. Burke Ross(2)	35,000	$420,000

(1)	Consists of 173,333 shares of common stock purchased by The E. Burke Ross, Jr. Descendants’ GST Insurance Trust. Mr. Lacaillade, as the trustee of The E. Burke Ross, Jr. Descendants’ GST Insurance Trust, has sole voting and investment power over the shares.
(2)	Consists of 35,000 shares of common stock purchased by EBR Ventures, LLC over which Mr. Ross has sole voting and investment power.

Indemnification of Officers and Directors

Our certificate of incorporation, as amended, provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our directors and executive officers. Each of these indemnification agreements provide, among other things, that we will indemnify such director or executive officer to the fullest extent permitted by law for claims arising in his capacity as a director or officer, as applicable, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Each of these indemnification agreements provides that in the event that we do not assume the defense of a claim against a director or officer, as applicable, we will be required to advance his expenses in connection with his defense, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by us.

Policies and Procedures for Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our chief financial officer. The policy calls for the proposed related person transaction to be reviewed and approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if the audit committee authorizes it after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

EXECUTIVE COMPENSATION

This section discusses material components of our executive compensation program for the following individuals, each of whom is one of our “named executive officers” for 2015:

•	Martin Driscoll, our president and chief executive officer;

•	Douglas J. Jensen, our former president and chief executive officer;

•	Nezam Afdhal, our chief medical officer; and

•	Jonathan Freve, our chief financial officer.

2015 Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)(4)	Option Awards ($)(5)		All Other Compensation ($)		Total ($)
Martin Driscoll(1)
Chief Executive Officer	2015	$131,247	$50,000	$2,773,446		$2,917	(9)	$2,957,610

Douglas J. Jensen
Former Chief Executive Officer(2)	2015	$218,500	—	$210,000	(6)	$208,092	(8)	$636,592

Nezam Afdhal, MD(3)
Chief Medical Officer	2015	$52,500	—	$1,411,000		$246,550	(7)	$1,710,050

Jonathan Freve
Chief Financial Officer	2015	$205,000	$64,463	$360,000		$7,198	(9)	$636,661

(1)	Mr. Driscoll’s employment with us commenced in August 2015.
(2)	Mr. Jensen resigned as president and chief executive officer in August 2015.
(3)	Dr. Afdhal’s employment with us commenced in November 2015.
(4)	The amounts reflect discretionary bonuses paid in 2016 for performance during 2015. The bonus paid to Mr. Driscoll was pro-rated based on his August 2015 employment commencement date.
(5)	The amounts reflect the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 7 to our consolidated financial statements included in Amendment No. 4 to Form S-1 Registration Statement filed with the SEC on April 27, 2016.
(6)	Mr. Jensen’s option award was modified pursuant to his Transition Agreement. As a result of this modification, this amount includes both the grant date fair value of his option award as well as the incremental value associated with the modification.
(7)	Consists of $245,500 of fees earned or paid in cash for consulting services prior to joining the Company and $1,050 of employer matching contributions under our 401(k) plan.
(8)	Consists of travel related costs of $9,063, employer matching contributions under our 401(k) plan of $7,199, severance payments of $103,000 made during 2015 and $88,830 related to additional compensation approved by our board associated with prior period tax liabilities associated with equity grants.
(9)	Consists of employer matching contributions under our 401(k) plan.

Narrative Disclosure to Summary Compensation Table

Base salary. We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. None of our named executive officers is currently party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled increases in base salary. For 2015, annual base salaries for Mr. Driscoll, Mr. Jensen and Dr. Afdhal were $350,000, $275,000 and $315,000, respectively. Effective as of July 1, 2015, Mr. Freve’s annual base salary increased from $185,000 to $225,000. In connection with his resignation, we agreed to make severance payments to Mr. Jensen pursuant to a separation agreement entered into with him. See “—Employment Agreements, Severance and Change in Control Agreements” for additional information.

Annual bonus. Our board of directors may, in its discretion, award bonuses to our named executive officers from time to time. We typically establish annual bonus targets based around a set of specified corporate goals for our named executive officers and conduct an annual performance review to determine the attainment of such goals. Bonuses are based on the achievement of corporate and individual goals. Our management may propose bonus awards to the compensation committee of the board or the board primarily based on such review process. Our board of directors makes the final determination of the eligibility requirements for and the amount of such bonus awards. For 2015, Mr. Driscoll and Mr. Freve were eligible for performance bonuses of 30% of their respective base salaries. Based on the achievement of corporate and individual goals, for 2015 we awarded a bonus to Mr. Driscoll in the amount of $50,000, representing 143% of his target and pro-rated based on his August 2015 employment commencement date, and a bonus to Mr. Freve in the amount of $64,463 representing 96% of his target. Mr. Jensen, who resigned as president and chief executive officer in August 2015, and Dr. Afdhal, who commenced employment in November 2015, did not receive bonuses for 2015.

Equity incentives. Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers or any formal equity ownership guidelines applicable to them, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period. Accordingly, our compensation committee and board of directors periodically review the equity incentive compensation of our named executive officers and from time to time may grant equity incentive awards to them. In 2015, we granted Mr. Driscoll an option to purchase 295,047 shares of our common stock, Mr. Jensen an option to purchase 18,750 shares of our common stock, Dr. Afdhal options to purchase 150,000 shares of our common stock and Mr. Freve options to purchase 50,000 shares of our common stock.

2016 Compensation

Following our initial public offering in May 2016, our compensation committee conducted a thorough review of all elements of our executive compensation program, including the function and design of our equity incentive programs, and evaluated the need for revisions to our executive compensation program to ensure our program is competitive with the companies with which we compete for executive talent and is appropriate for a public company. The compensation committee engaged Radford, an AON Hewitt company, to assist with this review.

In connection with the compensation committee’s review, effective as of May 1, 2016, the annual base salaries for Mr. Driscoll and Mr. Freve were increased to $400,000 and $270,000, respectively, and the 2016 annual bonus targets for Mr. Driscoll, Dr. Afdhal and Mr. Freve were set at 50%, 35% and 35%, respectively. Additionally, in May 2016, we granted Mr. Driscoll an option to purchase 20,000 shares of our common stock, Dr. Afdhal an option to purchase 5,000 shares of our common stock and Mr. Freve options to purchase 17,209 shares of our common stock.

Outstanding Equity Awards at Year End

The following table sets forth information regarding outstanding stock options held by our named executive officers as of December 31, 2015:

Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/share)	Option Expiration Date
Martin Driscoll	—	(1)	295,047	$12.88	8/16/2025
Douglas J. Jensen	18,750	(2)	—	$9.28	12/31/2016
Nezam Afdhal, M.D	23,437	(3)	1,563	$9.28	3/30/2025
	—	(4)	125,000	$12.96	10/31/2025
Jonathan Freve	—	(5)	37,500	$9.28	3/30/2025
	—	(6)	12,500	$11.68	7/29/2025

(1)	This option was granted on August 17, 2015 and vests as to 73,761 shares on August 17, 2016, with the remaining shares vesting in equal monthly installments thereafter through August 17, 2019.
(2)	This option was granted on March 31, 2015 and was vested in full on September 3, 2015.
(3)	This option was granted on March 31, 2015 and vested as to 6,250 shares on January 1, 2015, with the remaining shares vesting in equal monthly installments thereafter through January 1, 2016.
(4)	This option was granted on November 1, 2015 and vests as to 31,250 shares on November 1, 2016, with the remaining shares vesting in equal monthly installments thereafter through November 1, 2019.
(5)	This option was granted on March 31, 2015 and vested as to 9,375 shares on January 1, 2016, with the remaining shares vesting in equal monthly installments thereafter through January 1, 2019.
(6)	This option was granted on July 30, 2015 and vests as to 3,125 shares on July 1, 2016, with the remaining 9,375 shares vesting in equal monthly installments thereafter through July 1, 2019.

Other Elements of Compensation

401(k) Plan. We maintain a 401(k) defined contribution plan for substantially all of our employees. Eligible employees may make pretax contributions to the 401(k) plan up to statutory limits. At the election of our board of directors, we may elect to match employee contributions. For the year ended December 31, 2015, we paid a 4% match contribution.

Health/Welfare Plans. All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including: medical and dental benefits; medical and dependent care flexible spending accounts; and short- and long-term disability insurance.

We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

Executive Officer Employment Agreements, Severance and Change in Control Arrangements

Martin Driscoll

We entered into an employment agreement with Mr. Driscoll, our chief executive officer, on August 7, 2015. The employment agreement establishes Mr. Driscoll’s title as our president and chief executive officer, his base salary, his eligibility to receive an annual bonus of up to 30% of his base salary, and his eligibility to receive employee benefits that are generally made available to all employees. The employment agreement also provides for certain benefits upon termination of his employment under specified conditions. Pursuant to his agreement, we granted Mr. Driscoll an option to purchase 295,047 shares of our common stock at an exercise price of $12.88 per share pursuant to the 2014 Plan. The option vests, subject to his continued employment with us, as follows: 73,761 shares on August 17, 2016 and the balance of the shares in thirty-six (36) equal monthly installments thereafter.

Mr. Driscoll’s employment with us is “at will”, and either Mr. Driscoll or we may terminate the employment relationship at any time, with or without notice. In the event that Mr. Driscoll’s employment is terminated by us without cause or by Mr. Driscoll for good reason (each as defined in the employment agreement), subject to Mr. Driscoll’s execution of a release, we have agreed to continue to pay Mr. Driscoll his then-current base salary for a period of 12 months and to pay COBRA continuation premiums on his behalf for medical and dental benefits to him and covered members of his family for a period of up to 12 months. In addition, upon a change in control of our company (as defined in the employment agreement), the stock option granted to Mr. Driscoll pursuant to his employment agreement, as described above, will vest in full.

Douglas Jensen

Mr. Jensen served as our chief executive officer until his resignation in August 2015. In May 2015, we entered into a Transition Agreement with Mr. Jensen that terminated his prior employment agreement. Under the Transition Agreement, Mr. Jensen continued to serve as our president and chief executive officer for a transition period that ended on August 17, 2015 when Mr. Driscoll was hired. During the transition period, Mr. Jensen continued to receive the annual base salary and benefits provided for under his employment agreement, provided, however, Mr. Jensen was not eligible to receive an annual bonus. Upon the end of the transition period, Mr. Jensen resigned from his employment with us and from his positions as a member of our board of directors and as an officer, but agreed to make himself available to assist us in the transition to new leadership for a period of three months following the end of the transition period. In consideration for his assistance following the transition period, we agreed, subject to the execution and non-revocation of a release by Mr. Jensen, to provide him with (i) 18 months of salary continuation, (ii) continued health and dental insurance coverage for Mr. Jensen and his family for 18 months or until Mr. Jensen becomes eligible for coverage through another employer, (iii) accelerated vesting of the options granted to Mr. Jensen on March 25, 2015 and an extension of the exercise period of these options, (iv) an extended period during which he can exercise such options to December 31, 2016 and (v) reimbursement of reasonable legal fees, up to a maximum of $12,500, incurred in connection with the negotiation of the transition agreement. In connection with the execution of the transition agreement, Mr. Jensen also entered a non-competition and non-solicitation agreement pursuant to which he agreed not to solicit employees or customers or otherwise compete with us for one-year following his termination in the geographical areas within which we did business at the time of such termination.

Nezam H. Afdhal, MD

We entered into an employment agreement with Dr. Afdhal, our chief medical officer, on November 1, 2015. The employment agreement establishes Dr. Afdhal’s title as our chief medical officer, his base salary, his eligibility to receive an annual bonus of up to 30% of his base salary, and his eligibility to receive employee benefits that are generally made available to all employees. The employment agreement also provides for certain benefits upon termination of his employment under specified conditions. Additionally, pursuant to his employment agreement, we agreed to grant Dr. Afdhal an option to purchase 125,000 shares of our common stock at a price per share equal to the fair market value of our common stock as of the date of grant as determined by our board of directors. The option will vest, subject to his continued employment with us, as follows: 31,250 shares on the first anniversary of the date of his employment agreement and the balance of the shares in 36 equal monthly installments thereafter.

Dr. Afdhal’s employment with us is “at will”, and either Dr. Afdhal or we may terminate the employment relationship at any time, with or without notice. In the event that Dr. Afdhal’s employment is terminated by us without cause (each as defined in the employment agreement), subject to Dr. Afdhal’s execution of a release, we have agreed to continue to pay his then-current base salary for a period of 12 months and to pay COBRA continuation premiums on his behalf for medical and dental benefits to him and covered members of his family for a period of up to 12 months. In addition, in the event that Dr. Afdhal’s employment is terminated by us without cause or by Dr. Afdhal for good reason (each as defined in the employment agreement) upon a change in control (as defined in the employment agreement), or within 12 months following a change in control of our company, subject to Dr. Afdhal’s execution of a general release of potential claims against us, the stock option granted to Dr. Afdhal pursuant to his employment agreement, as described above, will vest in full.

Jonathan Freve

We entered into an employment agreement with Mr. Freve, our chief financial officer, on December 1, 2015. The employment agreement establishes Mr. Freve’s title as our chief financial officer, his base salary, his eligibility to receive an annual bonus of up to 30% of his base salary, and his eligibility to receive employee benefits that are generally made available to all employees. The employment agreement also provides for certain benefits upon termination of his employment under specified conditions. On March 31, 2015, we granted Mr. Freve an option to purchase 37,500 shares of common stock at an exercise price of $9.28 per share pursuant to the 2014 Plan. The option vests, subject to his continued employment with us, as follows: 9,375 on January 1, 2016 and the balance of the shares in thirty-six (36) equal monthly installments thereafter. On July 30, 2015, we granted Mr. Freve an option to purchase 12,500 shares of common stock at an exercise price of $11.68 per share pursuant to the 2014 Plan. The option vests, subject to his continued employment with us, as follows: 3,125 on July 1, 2016 and the balance of the shares in thirty-six (36) equal monthly installments thereafter.

Mr. Freve’s employment with us is “at will”, and either Mr. Freve or we may terminate the employment relationship at any time, with or without notice. In the event that Mr. Freve’s employment is terminated by us without cause (as defined in the employment agreement), subject to Mr. Freve’s execution of a release, we have agreed to continue to pay Mr. Freve his then-current base salary for a period of 12 months and to pay COBRA continuation premiums on his behalf for medical and dental benefits to him and covered members of his family for a period of up to 12 months. In addition, in the event that Mr. Freve’s employment is terminated by us without cause upon a change in control (as defined in the employment agreement), or within 12 months following a change in control of our company, subject to Mr. Freve’s execution of a general release of potential claims against us, all stock options held as of the date of termination shall vest in full.

R.P. “Kris” Iyer, PhD

We entered into an employment agreement with Dr. Iyer, our chief scientific officer, in December 2015. The employment agreement establishes Dr. Iyer’s title as our chief scientific officer, his base salary, his eligibility to receive an annual bonus of up to 30% of his base salary, and his eligibility to receive employee benefits that are generally made available to all employees. The employment agreement also provides for certain benefits upon termination of his employment under specified conditions. On March 31, 2015, pursuant to the 2014 Plan, we granted Dr. Iyer an option to purchase 12,500 shares of common stock at an exercise price of $9.28 per share. The option vests, subject to his continued employment with us, as follows: 3,125 on January 1, 2016 and the balance of the shares in 36 equal monthly installments thereafter. On May 19, 2016, we granted Dr. Iyer an option to purchase 5,000 shares of common stock at an exercise price of $10.97 per share. The option vests, subject to his continued employment with us, as follows: 1,250 on January 1, 2017 and the balance of the shares in 36 equal monthly installments thereafter.

Dr. Iyer’s employment with us is “at will”, and either Dr. Iyer or we may terminate the employment relationship at any time, with or without notice. In the event that Dr. Iyer’s employment is terminated by us without cause or by Dr. Iyer for good reason (each as defined in the employment agreement), subject to Dr. Iyer’s execution of a release, we have agreed to continue to pay Dr. Iyer his then-current base salary for a period of 12 months plus the pro rata portion of any bonus earned pursuant to his employment agreement for the portion of the year during which he was employed by the Company, to provide medical and dental benefits to him and covered members of his family for a period of up to 12 months and all stock options held as of the date of termination shall vest in full. In the event that Dr. Iyer’s employment is terminated by us without cause or by Dr. Iyer for good reason within two years of a change in control of our company (as defined in the employment agreement), we have agreed to pay, in lieu of the salary and bonus payments stated above, a lump sum payment equal to 12 months of his then-current base salary plus the pro rata portion of any bonus earned pursuant to his employment agreement for the portion of the year during which he was employed by the Company.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2017 must be received by us no later than February 27, 2017, which is 120 days prior to the first anniversary of the release date of this proxy statement, in order to be included in our proxy statement and form of proxy relating to that meeting, unless the date of the 2017 annual meeting of stockholders is changed by more than 30 days from the anniversary of our 2016 annual meeting, in which case the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement.

In addition, our bylaws establish an advance notice procedure for nominations for election to our board of directors and other matters that stockholders wish to present for action at an annual meeting other than those to be included in our proxy statement. In general, notice must be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one year anniversary of the previous year’s annual meeting of stockholders. Therefore, to be presented at our 2017 annual meeting of stockholders, such a proposal must be received by us no earlier than March 30, 2017 and no later than April 29, 2017 or it will be considered untimely. However, if the date of the 2017 annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received no earlier than 120 calendar days prior to such annual meeting and no later than the close of business on the later of 90 days prior to such annual meeting and 10 days following the day on which notice of the date of such annual meeting was mailed or public announcement of the date of such annual meeting was first made, whichever first occurs. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2017 annual meeting may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our bylaws which also specify requirements as to the form and content of a stockholder’s notice.

Any proposals, notices or information about proposed director candidates should be sent to:

Spring Bank Pharmaceuticals, Inc.

86 South Street

Hopkinton, Massachusetts 01748

Attention: Chair of the Nominating and Corporate Governance Committee

1. spring bank pharmaceuticals IMPORTANT ANNUAL MEETING INFORMATION Admission Ticket Electronic Voting Instructions Available 24 hours a day, 7 days a week! instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet must be received by 8:30 A.M., Eastern Standard Time, on July 28,2016. Vote by Internet Go to www.investorvote.com/SBPH Or scan the QR code with your smartphone Follow the steps outlined on the secure websiteUsing a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. Election of the following nominees as Class I directors of Spring Bank Pharmaceuticals, inc., each to serve for a three-year term expiring at the 2019 annual meeting of stockholders: . T For Withhold For Withhold01 * Jonathan Bates For Against Abstain Ratification of the appointment of RSM US LLP as Spring Bank Pharmaceuticals, Inc.‘s independent registered public accounting firm for the year ending December 31,2016. El Non-Voting ItemsChange of Address —- Please print your new address below. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date beiow. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.283526_Ct)iiipan v_H lanks_Prox y_I ;u I )_Prox y/CXKK)20/(XXX)2()/i 02—Kris Iyer Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. 02DVW8

2016 Annual Meeting Admission Ticket 2016 Annual Meeting of Stockholders of Spring Bank Pharmaceuticals, Inc. Thursday, July 28,2016 at 8:30 a.m. Eastern Daylight Time 86 South Street Hopkinton, MA 01748 Upon arrival, please present this admission ticket and photo identification at the registration desk. ? IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ? 1 pharmaceuticals Proxy — Spring Bank Pharmaceuticals, Inc. Notice of 2016 Annual Meeting of Shareholders Meeting to be held at 86 South Street, Hopkinton, MA 01748 Proxy Solicited by Board of Directors for 2016 Annual Meeting — July 28,2016 Martin Driscoll and Jonathan Freve, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Spring Bank Pharmaceuticals, Inc. to be held on July 28,2016 or at any postponement or adjournment thereof. Shares represented by this proxy, when properly executed and delivered, will be voted by the stockholder, if no such directions are indicated, the Proxies will vote such shares in accordance with the recommendation of the Board of Directors FOR all the nominees listed on the reverse side and FOR Proposal 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)